                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is entered into effective as of June 1, 1996 by and between Peter Nicholson ("Nicholson") and Total Control Products, Inc., an Illinois corporation (the "Company").

                                R E C I T A L S:

     A. The Company desires to employ Nicholson as an executive officer of the Company and Nicholson desires to be so employed by the Company, all on the terms and subject to the conditions set forth herein.

     B. The Company desires to bind Nicholson to certain restrictive covenants and Nicholson agrees to be so bound, all on the terms and subject to the conditions set forth herein.

                               A G R E E M E N T :

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. TERM. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, the Company shall employ Nicholson and Nicholson agrees to serve as an employee of the Company from the date hereof to and including December 31, 1997 (the "Employment Term"). After the expiration of the Employment Term, Nicholson's employment hereunder shall automatically renew for successive one year periods (each, a "Renewal Term") unless either party hereto delivers written notice to the other party hereto, at least ninety (90) days prior to the expiration of the Employment Term or any Renewal Term thereof, as the case may be, of his or its desire to terminate Nicholson's employment with the Company. The Employment Term and any Renewal Term thereof are collectively referred to herein as the "Term".

     2. EMPLOYMENT DUTIES. During the Term, Nicholson shall serve as the Chief Financial Officer of the Company. Nicholson shall report directly to the President of the Company and shall be responsible for all aspects of the Company's accounting and financial records. Nicholson shall faithfully, diligently and competently perform such duties and responsibilities and shall perform such other duties and responsibilities as may from time to time be assigned to him by the President or the Board of Directors of the Company (the "Board").

     3. COMPENSATION. As compensation for the services to be performed and the duties and responsibilities to be assumed by Nicholson during the Term, the Company shall pay to Nicholson the following compensation:

          (a) A salary (the "Salary") in an amount equal to $110,000 per annum. The Company shall review the Salary payable to Nicholson on January 1 of each year during the Term beginning on January 1, 1997 and any increases in Salary shall be made at the sole discretion of the Company. The Salary shall be payable to Nicholson in accordance with the Company's ordinary payment practices for salaried employees.

          (b) Nicholson shall be entitled to receive the following bonus payments from the Company:

               (i) Effective as of the date of this Agreement, Nicholson shall be entitled to receive a signing bonus equal to $50,000. Such bonus shall be payable, without interest, on the earlier of (A) no later than ten (10) days after the consummation of an initial public offering of any class of the Company's capital stock; or (B) one-third (1/3) of such bonus on each of the first, second and third year anniversaries of this Agreement; provided however, that if Nicholson voluntarily terminates his employment hereunder for any reason whatsoever, all remaining unpaid portions of such bonus as of the date of termination shall be payable on the fifth year anniversary of this Agreement.

               (ii) Effective as of the consummation of the first acquisition by the Company after the date hereof of any competing business with the Company where the consideration paid for such acquisition exceeds $1,000,000 in the aggregate, Nicholson shall be entitled to receive a bonus equal to $25,000. Such bonus shall be payable, without interest, on the earlier of (A) no later than ten (10) days after the consummation of an initial public offering of any class of the Company's capital stock; or (B) January 1, 1998.

               (iii) If Nicholson does not earn the bonus listed in subparagraph (ii) above prior to March 31, 1997, then Nicholson shall be entitled to receive a bonus equal to the following: 25,000 multiplied by the following fraction: the numerator of which is the number of days Nicholson has been employed by the Company since
          June 1, 1996 and the denominator of which is 300. The amount of such bonus earned by Nicholson shall be due and payable on April 1, 1997.

               (iv) In addition to the foregoing, Nicholson shall be entitled to participate in the Company's executive bonus plan (the "Bonus") on the same terms as the participation of other executives of the Company.
          In no event shall any Bonus be paid to Nicholson for any fiscal year of the Company unless Nicholson is employed throughout the entire fiscal year. The Bonus shall be determined from the Company's internal accounting records, which shall be finally approved by the Board or any compensation committee thereof. The Bonus awarded to Nicholson in respect of any particular fiscal year shall be paid at the same time as bonuses are paid to other executives of the Company. For fiscal year 1997, this amount will not be less than $25,000.

     4.   BENEFITS.

          (a) During the Term, Nicholson shall be entitled to participate in such employee benefit plans and programs as are maintained by the Company, to the extent that his position, tenure, compensation, age, health and other qualifications make him eligible to participate. The Company does not promise the adoption or continuance of any particular plan or program during the Term, and Nicholson's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

          (b) During the Term, Nicholson shall be entitled to such other fringe benefits as are provided to employees of the Company with comparable positions, tenure and compensation as Nicholson.

     5. REIMBURSEMENT OF EXPENSES. During the Term, Nicholson shall be entitled to prompt reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Nicholson incurs in connection with performing his duties under this Agreement. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Board.

     6. RESTRICTIVE COVENANTS. Nicholson acknowledges and agrees that (a) through his continuing services to the Company, he will learn valuable trade secrets and other proprietary information relating to the Company's business;
(b) Nicholson's services to the Company are unique in nature; (c) the Company's business is national in scope; and (d) the Company would be irreparably damaged if Nicholson was to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company to enter into this Agreement, Nicholson agrees that during the Term and for one year thereafter (such period being referred to herein as the "Restricted Period"), Nicholson shall not, directly or indirectly, either for himself or for any other person or entity, without the prior written consent of the Company:

          (a) anywhere in the United States, engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or permit his name to be used by or render services for, any person or entity engaged in, or making plans to engage in, a business that competes with the business conducted by, or proposed to be conducted by, the Company (a "Competing Business");

          (b) take any action which might divert from the Company or any of its Affiliates (as defined herein) any opportunity (each, an "Opportunity") which would be within the scope of the Company's or such Affiliate's then business and shall offer each

     Opportunity to the Company, which the Company may, in its sole discretion, decide to pursue or not;

          (c) solicit, attempt to solicit, aid in the solicitation of or accept any orders from any person or entity who is or has been a customer of the Company or its Affiliates, at any time during the period beginning one year prior to the date hereof through the Restrictive Period, to purchase products or services from any person or entity which products or services could have been supplied or performed, as the case may be, by the Company or its Affiliates (other than from the Company or its Affiliates);

          (d) solicit, attempt to solicit or aid in the solicitation of any person or entity who is or has been a customer, supplier, licensor, licensee or person or entity having any other business relationship with the Company or any of its Affiliates, at any time during the period beginning one year prior to the date hereof through the Restrictive Period, to cease doing business with or alter its business relationship with the Company or its Affiliates; or

          (e) solicit or hire any person or entity who is a director, officer, employee, independent contractor or agent of the Company or any of its Affiliates to perform services for any person or entity other than the Company or its Affiliates or to terminate his or her employment with the Company or its Affiliates.

     As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

     7. DISCLOSURE OF CONFIDENTIAL INFORMATION. Nicholson recognizes that he will occupy a position of trust and confidence with the Company as to Confidential Information (as herein defined) pertaining to the Company and its Affiliates. As an inducement for the Company to enter into this Agreement, Nicholson therefore agrees that:

          (a) for the longest period permitted by law from the date of this Agreement, Nicholson and each Affiliate of Nicholson shall hold in the strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his own benefit or that of any third party or disclose to any person, firm or corporation (except the Company, an Affiliate of the Company or employees of the Company and its Affiliates) any Confidential Information. For purposes of this Agreement, intending that the term shall be broadly construed to include anything protectible as a trade secret under applicable law, "Confidential Information" shall mean all information, and all documents and other tangible items which record information relating to or useful in connection with the Company's business (including the business of any of the Company's Affiliates), which at the time or times concerned is protectible as a trade secret under applicable law, and which has been or is from time to time disclosed to or known by Nicholson.

          (b) Nicholson and each Affiliate of Nicholson (and if deceased, their personal representatives) shall promptly following a request therefor from the Company return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information. Nicholson shall also surrender all computer print-outs, laboratory books, floppy disks and other such media for storing software and information, work papers, files, client lists, telephone and/or address books, rolodex cards, internal memoranda, appointment books, calendars, keys and other tangible things entrusted to Nicholson by the Company or authored in whole or in part by Nicholson within the scope of his duties to the Company even if such things do not contain Confidential Information; and

          (c) at the request of the Company made at any time or from time to time hereafter, Nicholson and each Affiliate of Nicholson (and if deceased, their personal representatives) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company, its Affiliates or their respective representatives in any controversy or legal proceedings involving the Company, its Affiliates or their respective representatives with respect to any Confidential Information.

     8. INVENTIONS. Nicholson acknowledges that in his capacity as an executive officer of the Company, he will be involved in (i) the conception or making of improvements, discoveries, inventions or the like (whether patentable or unpatentable and whether or not reduced to practice), (ii) the authorship of copyrightable works or (iii) the development of trade secrets relating to the Company. Nicholson acknowledges that all such intellectual property is the exclusive property of the Company. Nicholson hereby waives any rights he may have in or to such intellectual property, and Nicholson hereby assigns to the Company all right, title and interest in and to such intellectual property. At the Company's request and at no expense to Nicholson, Nicholson shall execute and deliver all such papers, including, without limitation, any assignment documents, and shall provide such cooperation as may be necessary or desirable, or as the Company may reasonably request, in order to enable the Company to secure and exercise its rights to such intellectual property.

     9. SPECIFIC PERFORMANCE. Nicholson agrees that any violation by him of Sections 6, 7 or 8 of this Agreement would be highly injurious to the Company and its Affiliates and would cause irreparable harm to the Company and its Affiliates. By reason of the foregoing, Nicholson consents and agrees that if he violates any provision of Sections 6, 7 or 8 of this Agreement, the Company and its Affiliates shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of such section. In the event Nicholson breaches a covenant contained in this Agreement, the Restricted Period applicable to Nicholson with respect to such breached covenant shall be extended for the period of such breach. Nicholson also recognizes that the territorial, time and scope limitations set forth in Sections 6 and 7 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Nicholson agree, and Nicholson submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. Nicholson represents, warrants and acknowledges that he has available to him sufficient other means of support so that observance of the covenants contained in Sections 6, 7 and 8 shall not deprive him of his ability to earn a livelihood or support his dependents.

     10. TERMINATION FOR CAUSE. During the Term, Nicholson's employment with the Company may be terminated by the Board "for cause", which shall include (a) Nicholson's conviction for, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (b) Nicholson's commission of an act which the Board, in its reasonable discretion, determines involved personal dishonesty or fraud involving personal profit in connection with Nicholson's employment with the Company; (c) Nicholson's commission of an act which the Board shall have found to have involved willful misconduct or gross negligence on the part of Nicholson in the conduct of his duties hereunder; or (d) Nicholson's breach of any material provision of this Agreement where such breach continues for a period of ten (10) days after Nicholson's receipt of written notice of such breach from the Company. In the event of termination under this Section 10, the Company's obligations under this Agreement shall cease and Nicholson shall forfeit all his rights to receive any compensation or benefits under this Agreement, except that Nicholson shall be entitled to his Salary and benefits for services already performed as of the date of termination of Nicholson's employment hereunder.

     11. GOOD REASON. Nicholson shall be entitled to terminate his employment hereunder at any time for Good Reason. For the purposes of this Agreement, Nicholson shall have "Good Reason" to terminate his employment hereunder (i) upon a significant demotion or material adverse change in his duties and responsibilities; (ii) upon a significant reduction in Salary or in fringe benefits provided to him; (iii) upon a requirement to relocate, except for office relocations that would not increase Nicholson's one-way commute distance by more than fifty (50) miles from the most recent principal residence selected by Nicholson prior to notice of relocation; (iv) upon a material breach by the Company of its agreements and covenants set forth herein; or (v) within one (1) year of a Change of Control (as defined herein).

     12.  DEATH OR DISABILITY.

          (a)  This Agreement shall terminate upon Nicholson's death.

          (b) If Nicholson becomes permanently disabled (determined as provided below) during the Term, his employment with the Company shall terminate as of the date such permanent disability is determined. Nicholson shall be considered to be permanently disabled for purposes of this Agreement if he is unable by reason of accident or illness (including mental illness) to perform the material duties of his regular position with the

     Company and is (i) not expected to recover from his disability within a period of six (6) months from the commencement of the disability; or
     (ii) not expected to be able to perform his material duties of his regular position with the Company for a period of six (6) months in any consecutive twelve (12) month period as a result of the same disability.
      If at any time Nicholson claims or is claimed to be permanently disabled, a physician acceptable to both Nicholson, or his personal representative, and the Company (which acceptances shall not be unreasonably withheld) shall be retained by the Company and shall examine Nicholson. Nicholson shall cooperate fully with the physician. If the physician determines that Nicholson is permanently disabled, the physician shall deliver to the Company a certificate certifying both that Nicholson is permanently disabled and the date upon which the condition of permanent disability commenced. The determination of the physician shall be conclusive.

          (c) Nicholson's right to his compensation and benefits under this Agreement shall cease upon his death or disability, except that Nicholson (or his estate or heirs) shall be entitled to his Salary and a pro rata portion of his Bonus and benefits for services already performed as of the date of his death or disability.

     13.  EFFECT OF TERMINATION.

          (a) If the Company terminates Nicholson's employment hereunder for any reason other than cause, death, disability or within one year after a Change of Control, but including upon the decision of the Company not to renew the term of Nicholson's employment hereunder pursuant to Section 1 of this Agreement, the Company shall (i) pay Nicholson in one lump sum an amount equal to three (3) times the greater of (A) his monthly Salary as of the date of termination; or
(B) his highest monthly Salary during the prior twelve month period; and (ii) continue Nicholson's medical insurance benefits during such three month period to the extent Nicholson is not entitled to receive similar benefits from a subsequent employer.

          (b) If Nicholson terminates his employment hereunder for Good Reason or the Company terminates Nicholson's employment within one year after a Change of Control (other than for cause), the Company shall (i) pay Nicholson in one lump sum an amount equal to (A) six (6) times the greater of (I) his monthly Salary as of the date of termination; or (II) his highest monthly Salary during the prior twelve month period; plus (B) if such termination occurs prior to the Company's consummation of an initial public offering of any class of its capital stock, an amount equal to fifty percent (50%) of the greater of (I) his annual Salary as of the date of termination; or (II) his highest monthly Salary during the prior twelve month period multiplied by twelve (12); and (ii) continue Nicholson's medical insurance benefits during such six month period to the extent Nicholson is not entitled to receive similar benefits from a subsequent employer.

          (c) If Nicholson terminates his employment with the Company for any reason whatsoever other than for Good Reason, the Company's obligations under this Agreement shall cease and Nicholson shall forfeit all his rights to receive any compensation or benefits under this

Agreement, except that Nicholson shall be entitled to his Salary and benefits for services already performed as of the date of termination of this Agreement.

     14. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, a "person") of Beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange
Act), directly or indirectly, of twenty (20%) percent or more of the then outstanding shares of common stock of the Company (collectively, the "Outstanding Common Stock"); provided, however, that the following shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);
(ii) any acquisition by an Underwriter (as such term is defined in Section 2(11) of the Securities Act of 1933, as amended) for the purpose of making a public offering; (iii) any acquisition by the Company; or (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

          (b) The liquidation of all or substantially all of the assets of the Company; or

          (c) If within two (2) years of: (i) the completion of a tender offer or exchange offer for the voting stock of the Company (other than a tender offer or exchange offer by the Company) or a proxy contest in connection with the election of members of the Board; (ii) a merger, consolidation, transfer or sale of twenty percent (20%) or more of the book value of the gross assets of the Company measured at the time of such merger, consolidation, transfer or sale in one (1) or more transactions; (iii) the acquisition by any person, directly or indirectly, of the Beneficial Ownership of securities of the Company representing twenty percent (20%) or more of the Outstanding Common Stock; or
(iv) any combination of the foregoing, Mr. Nicholas Gihl is not a member of the Board and a majority of the Board shall not consist of: (A) persons who were directors of the Company on the effective date of the Company's initial public offering of any class of its capital stock or, prior to such initial public offering, persons who were directors of the Company as of December 1, 1996; or
(B) persons who were elected or nominated for election as directors with the approval of a majority of the persons referred to in paragraph 14(c)(iv)(A) above.

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

     15.  MISCELLANEOUS.

          (a) All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (i) when delivered in person at the time of such delivery or by telecopy with receipt of transmission indicating the date and time (provided, however, that notice delivered by telecopy shall only be effective if such notice is also delivered by hand or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by telecopy), (ii) when received if given by a nationally recognized overnight courier service or (iii) two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as follows:

               if to Nicholson:

               Peter Nicholson
               16800 S. Lee St.
               Orland Park, IL 60462

               If to the Company:

               Total Control Products, Inc.
               2001 N. Janice Avenue
               Melrose Park, Illinois 60160
               Attn: Nic Gihl, President
               Fax:  (708) 345-5670

               with a copy to:

               D'Ancona & Pflaum
               30 North LaSalle, Suite 2900
               Chicago, Illinois 60602
               Attention: Michel Feldman
               Telecopier: (312) 580-0923

     and/or to such other address or addressees as may be designated by notice given in accordance with the provisions hereof.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. As to Nicholson, this Agreement is a personal service contract and shall not be assignable by Nicholson, but all obligations and agreements of Nicholson hereunder shall be binding upon and enforceable against Nicholson and Nicholson's personal representatives, heirs, legatees and devices.

          (c) The parties adopt the Recitals to this Agreement and agree and affirm that construction of this Agreement shall be guided thereby; this Agreement contains all of the agreements between the parties with respect to the subject matter hereof; and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

          (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

          (e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.

          (f) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

          (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

          (h) Notwithstanding anything to the contrary contained herein, Nicholson's rights and obligations under Sections 6, 7, 8, 9 and 13 shall survive the expiration or termination of this Agreement.

          (i) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Illinois applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

          (j) Nicholson hereby expressly submits and consents in advance to the jurisdiction of the federal and state courts of the State of Illinois for all purposes in connection with any action or proceeding arising out of or relating to this Agreement.

          (k) The Company shall require any successor (whether direct or indirect and either by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to Nicholson, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. Regardless of such assumption, the Company shall remain liable for performance of this Agreement if the successor corporation fails to perform this Agreement.

          (l) All costs, including any legal fees and other expenses incurred (including all such fees and expenses incurred by Nicholson in contesting or disputing any termination under this Agreement or in seeking to obtain or enforce any of his rights or benefits under this Agreement), shall be paid by the Company. All costs, including legal fees and other expenses incurred in defending or asserting the validity and enforceability of this Agreement against challenge by any person in any forum shall be paid by the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                              /s/ Peter Nicholson
                              -------------------------------
                              Peter Nicholson

                              THE COMPANY:

                              TOTAL CONTROL PRODUCTS, INC.


                              By:  /s/ Nicholas Gihl
                                   -------------------------
                                   Nic Gihl, President